Exhibit (d)-(5)

Execution Version

EQUITY COMMITMENT LETTER

May 12, 2026

SpringX Holdings Limited

Suite #4-210,Governors Square,

23 Lime Tree Bay Avenue,

PO Box 32311,

Grand Cayman KY1-1209,

Cayman Islands

Ladies and Gentlemen:

This letter agreement (this “Letter”) sets forth the commitment of Retail Technology Asia Limited (the “EC Investor”), upon the terms and subject to the conditions set forth herein, to purchase, directly or indirectly, certain equity interests of SpringX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”).

It is contemplated that, pursuant to that certain agreement and plan of merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, AutumnX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“HoldCo”), SummerX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of HoldCo (“Merger Sub” and, together with Parent and HoldCo, the “Parent Parties” and each, a “Parent Party”), and Cloopen Group Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and becoming a wholly-owned Subsidiary of HoldCo (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used and not otherwise defined herein and the term “person” shall have the meanings ascribed to such terms in the Merger Agreement. For purposes of this Letter, “Affiliate” shall have the meaning ascribed to it in that certain interim investors agreement, dated as of the date hereof (the “Interim Investors Agreement”), by and among the Parent Parties and the other parties thereto.

Concurrently with the execution and delivery of this Letter, each of Trustbridge Partners VII, L.P. and Cloopen Co., Ltd. (collectively, the “Other EC Investors” and each, an “Other EC Investor”) is entering into a letter agreement in form and content substantially identical (except for the definition of “Commitment”) to this Letter (collectively, the “Other Equity Commitment Letters”) committing to purchase, directly or indirectly, certain equity interests of Parent.

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1. Commitment. Subject to the terms and conditions set forth herein, the EC Investor hereby irrevocably commits and agrees that, at or prior to the Closing, it shall purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, equity interests of Parent, and pay, or cause to be paid to Parent in immediately available funds, an aggregate purchase price equal to US$36,000,000 (the “Commitment”) (such Commitment, together with the commitments of the Other EC Investors under the Other Equity Commitment Letters, the “Aggregate Commitment”). Notwithstanding anything to the contrary in this Letter, the EC Investor shall not be obligated to contribute to Parent an amount in excess of, and the aggregate amount of liability of the EC Investor hereunder shall not exceed, the Commitment (the “Cap”), and this Letter may not be enforced against the EC Investor without giving effect to the Cap. The Aggregate Commitment, subject to the Cap under this Letter and the applicable caps under the Other Equity Commitment Letters, together with the net proceeds of the Debt Financing and/or the Alternative Financing (if applicable), will solely be used to fund, to the extent necessary to fund, the Merger Consideration and such other amounts required to be paid by Parent at the Effective Time pursuant to Article 2 of the Merger Agreement in connection with the consummation of the Transactions, including the Merger, upon the terms and conditions of the Merger Agreement and all related fees and expenses associated therewith (which, in each case and for the avoidance of doubt, shall not include the Parent Termination Fee or any Guaranteed Obligations) (collectively, the “Closing Payments”). Subject to the terms and conditions set forth in this Letter and the Interim Investors Agreement, the EC Investor may assign all or a portion of the Commitment to any of its Affiliates that is a permitted assignee and the Commitment will be reduced by any amounts actually contributed to Parent by such person at or prior to the Closing for the purpose of funding the Closing Payments. If Parent does not require all of the Aggregate Commitment in order for Parent to pay the Closing Payments and to consummate the Transactions, including the Merger, the amount of the Commitment may be reduced by Parent in accordance with the Interim Investors Agreement but only to the extent that Parent has sufficient funds to pay the Closing Payments in full and to consummate the Transactions, including the Merger, following such reduction.

2. Conditions. The Commitment shall be subject to the satisfaction of the following conditions: (a) the satisfaction or waiver, if permissible of each of the conditions to the Parent Parties’ obligations to consummate the Closing set forth in Section 7.01 and Section 7.02 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions); (b) the Debt Financing and/or the Alternative Financing (if applicable) has been funded or will be funded at the Closing if the Aggregate Commitment is funded; (c) the substantially contemporaneous funding to Parent of the commitments of the Other EC Investors contemplated by the Other Equity Commitment Letters, provided that the satisfaction or failure of the condition set forth in this clause (c) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of the EC Investor under and in accordance with this Letter if Parent or the Company, as applicable, is also concurrently seeking enforcement of the Other Equity Commitment Letters; and (d) the substantially contemporaneous consummation of the Closing.

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3. Limited Guarantee. Concurrently with the execution and delivery of this Letter, (a) the EC Investor is executing and delivering in favor of the Company a limited guarantee, dated as of the date hereof (the “Limited Guarantee”), related to certain of Parent’s and HoldCo’s obligations under the Merger Agreement, and (b) each Other EC Investor is executing and delivering to the Company a limited guarantee in form and content substantially identical (except for the definitions of “Cap” and “Pro Rata Percentage”) to the Limited Guarantee (each, an “Other Limited Guarantee” and together with the Limited Guarantee, collectively, the “Limited Guarantees”) related to certain of Parent’s and HoldCo’s obligations under the Merger Agreement. Other than as set forth in Section 5, the Company’s right to assert any Retained Claim against the Non-Recourse Party(ies) against which such Retained Claim(s) may be asserted pursuant to Section 6 of the Limited Guarantee shall be, and is intended to be, the sole and exclusive direct or indirect remedy available to the Company, any of its Affiliates and any of its or their respective directors, managers, general partners or officers (each, a “Company Related Party”), or any person against the EC Investor or any other Non-Recourse Party (against which a Retained Claim may be asserted pursuant to Section 6 of the Limited Guarantee) in respect of any liabilities or obligations arising under, or in connection with, this Letter, the Limited Guarantee, the Merger Agreement or the Transactions, including the Merger, or the negotiation hereof or thereof, including in the event Parent or HoldCo breaches its obligations hereunder and thereunder, whether or not such breach is caused by the EC Investor’s breach of its obligations under this Letter. For purposes of this Letter, the terms “Retained Claim,” “Non-Recourse Party(ies),” “Guaranteed Obligations,” “Guarantor,” and “Other Guarantor” each have the meanings ascribed to them in the Limited Guarantee.

4. Parties in Interest; Third Party Beneficiaries. Each party hereto hereby agrees that its respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Letter, and this Letter is not intended to, and does not, confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided that (a) the Company is an express third-party beneficiary of Section 5(b), and Section 7, in each case subject to the terms and conditions thereof, and (b) any Non-Recourse Party may rely on and enforce the provisions of Section 3.

5. Enforceability. This Letter may only be enforced by (a) Parent as provided in the Interim Investors Agreement or (b) the Company pursuant to the Company’s right to seek specific performance of Parent’s obligation to enforce the EC Investor’s obligation to fund the Commitment in accordance with the terms hereof, subject to and solely in accordance with the terms and conditions of Section 9.08 of the Merger Agreement and the rights, obligations and limitations set forth herein and therein. The Company is thereby made third party beneficiary of the rights granted to Parent under this Letter solely for the purpose of directly enforcing the rights of Parent to cause the EC Investor to fund the Commitment under this Letter through an action for specific performance of Parent’s right to cause the Commitment to be funded hereunder in accordance with Section 1 hereof (solely to the extent that Parent can enforce the Commitment pursuant to the terms hereof), and for no other purpose (including any claim for monetary damages). Neither Parent’s creditors nor any other person (other than the Company to the extent provided herein) shall have any right to enforce this Letter or to cause Parent to enforce this Letter.

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6.  No Modification; Entire Agreement. This Letter may not be amended or otherwise modified (nor may any provision be waived) without the prior written consent of Parent and the EC Investor. Together with the Merger Agreement, the Financing Documents, the Interim Investors Agreement, the Support Agreement, the Other Equity Commitment Letters, the Limited Guarantees and the Confidentiality Agreements, this Letter constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the EC Investor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

7.  Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Letter and all suits, actions or proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Letter, any of the transactions contemplated by this Letter, or any of the acts or omissions of Parent, the EC Investor or the Company in the negotiation, execution, performance or enforcement hereof or thereof shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Subject to the last sentence of this paragraph, any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Letter shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties hereto. Any party hereto to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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(c) Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party hereto may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(d).

8. Counterparts. This Letter shall not be effective until it has been executed and delivered by all parties hereto. This Letter may be executed in any number of counterparts (including by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

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9. Confidentiality. This Letter shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Transactions, including the Merger. This Letter may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company (other than the Merger Agreement, the Financing Documents, the Interim Investors Agreement, the Support Agreement, the Other Equity Commitment Letters and the Limited Guarantees) except with the prior written consent of the EC Investor in each instance; provided that no such written consent is required for any disclosure of the existence or content of this Letter by Parent or the Company: (a) to the extent required by applicable Law, the applicable rules of any securities exchange or in connection with any SEC filings relating to the Transactions, including the Merger (provided that, to the extent permitted by applicable Law, Parent or the Company, as applicable, will provide the EC Investor an opportunity to review such required disclosure in advance of such disclosure being made), (b) to any of the Parent’s Representatives or the Company Representatives who need to know of the existence or terms of this Letter.

10. Termination. This Letter and the obligation of the EC Investor under or in connection with this Letter will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time, at which time such obligation will be discharged but subject to the performance of such obligation, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Company or any Company Related Party (which, for the purpose of this sentence, shall exclude the Guarantor, any Other Guarantor, any Rollover Shareholder, any Management Party and any Affiliate of the foregoing), or any person claiming by, through or for the benefit of any of the foregoing, asserting in writing a claim that (i) the EC Investor’s, Parent’s or any of their respective Affiliates’ liability under or in respect of this Letter, the Merger Agreement, the Limited Guarantee, any of the transactions contemplated hereby or thereby and/or any related matters is not limited to the amount of the Commitment (in the case of this Letter) or Cap (in the case of the Limited Guarantee) or that the limitation of such liability to the amount of such Commitment or Cap is illegal, invalid or unenforceable, in whole or in part, or (ii) the liability of the Guarantor under or in respect of the Limited Guarantee is not limited in accordance with the limitations set forth therein, or that any of such limitations is illegal, invalid or unenforceable, in whole or in part, and (d) the Company or any Company Related Party (which, for the purpose of this sentence, shall exclude the Guarantor, any Other Guarantor, any Rollover Shareholder, any Management Party and any Affiliate of the foregoing), or any person claiming by, through or for the benefit of any of the foregoing, asserting in writing a claim against the EC Investor or any Non-Recourse Party under or in connection with this Letter or any other Transaction Document or any of the transactions contemplated hereby or thereby and/or any related matters, other than the Company or any Company Related Party asserting any Retained Claim against any Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 6 of the Limited Guarantee.

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11. No Recourse. Notwithstanding anything that may be expressed or implied in this Letter or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Letter, Parent covenants, agrees and acknowledges that no person other than the EC Investor has any obligation hereunder.

12. No Assignment. Neither this Letter nor any rights, benefits or obligations set forth herein shall be assigned (whether by operation of law, merger, consolidation or otherwise), delegated or otherwise transferred by either party hereto without the consent of the other party hereto, except that the EC Investor may, subject to the terms and conditions set forth in this Letter and the Interim Investors Agreement, assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein, including its obligation to fund the Commitment, in whole or in part, without the consent of Parent, to its Affiliate(s) to which it has allocated all or a portion of its commitment to Parent; provided that no such assignment, delegation or transfer shall relieve the EC Investor of its obligations hereunder. Any purported assignment, delegation or transfer in violation of this Section 11 shall be null and void and of no force and effect.

13. Severability. Any term or provision of this Letter that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Letter or affecting the validity or enforceability of any of the terms or provisions of this Letter in any other jurisdiction. If any provision of this Letter is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

14. Representations and Warranties. The EC Investor hereby represents and warrants to Parent that:

(a)  it has the requisite power and authority to execute and deliver this Letter, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b) this Letter has been duly executed and delivered by it and the execution, delivery and performance of this Letter by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of it, and no other corporate or similar actions or proceedings on the part of it are necessary to authorize this Letter or to consummate the transactions contemplated hereby;

(c) it will have the financial capacity to pay or cause to be paid the Commitment amount to Parent at or prior to the Effective Time;

(d) assuming due authorization, execution and delivery by Parent, this Letter constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

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(e) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is required on the part of it for the execution, delivery and performance of this Letter by it or the consummation by it of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Letter by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof shall in any material respect (x) conflict with or violate any provision of the organizational documents of it, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of it pursuant to, any Contract to which it is a party or by which it or any property or asset of it is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by it of its obligations under this Letter, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets; and

(f) on the date hereof, there is no Action pending against it or, to the knowledge of it, any other person or, to the knowledge of it, threatened against it or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this Letter.

15. Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Letter. The following provisions shall be applied wherever appropriate herein: (i) when a reference is made in this Letter to a Section, such reference shall be to a Section of this Letter unless otherwise indicated; (ii) “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Letter as an entirety and not solely to the particular portion of this Letter in which any such word is used; (iii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iv) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (v) the word “including” or any variation thereof shall mean “including, without limitation”; (vi) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vi) the symbol “US$” refers to United States Dollars.

[Signature pages follow.]

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Sincerely,

Retail Technology Asia Limited

By:	/s/ Zhang Feng
Name:	Zhang Feng
Title:	Director

Agreed to and accepted by as of the date first written above:

SpringX Holdings Limited

By:	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory